UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14D-9
(Rule 14d-101)

Solicitation/Recommendation Statement
Under Section 14(d)(4) of the Securities Exchange Act of 1934

PERSEON CORPORATION
(Name of Subject Company)

PERSEON CORPORATION
(Name of Persons Filing Statement)

Common Stock, par value $0.001 per share
Warrants to purchase common stock
(Title of Class of Securities)

715270 203
715270 112
(CUSIP Number of Class of Securities)

Clinton E. Carnell Jr.
President
Perseon Corporation
460 West 50 North
Salt Lake City, UT 84101
(801) 972-5555
(Name, address and telephone numbers of person authorized to receive notice and communications on behalf of the persons filing statement)

With copies to:

Nolan S. Taylor
David Marx
Dorsey & Whitney LLP
136 South Main Street, Suite 1000
Salt Lake City, Utah 84101-1685
(801) 933-7363

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 7.01 and 9.01 of the Current Report on Form 8-K filed by Perseon Corporation on October 27, 2015 (including all exhibits attached thereto) is incorporated herein by reference.